ANNEX A

UAP HOLDING CORP.

7251 West 4th Street
Greeley, Colorado 80634

INFORMATION STATEMENT PURSUANT
TO SECTION 14(f) OF
THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14f-1 THEREUNDER

NO VOTE OR OTHER ACTION OF SECURITY HOLDERS IS REQUIRED IN
CONNECTION WITH THIS INFORMATION STATEMENT

This Information Statement is being mailed on or about December 10, 2007 as part of the Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to holders of common stock, par value $0.001 per share (the “Shares”), of UAP Holding Corp., a Delaware corporation (the “Company”).

The Schedule 14D-9 relates to a tender offer (the “Offer”) by Agrium U.S. Inc., a Colorado corporation (“Offeror”) and an indirect wholly-owned subsidiary of Agrium Inc. (the “Parent”), as disclosed in a Tender Offer Statement on Schedule TO dated December 10, 2007 (as amended or supplemented from time to time, the “Schedule TO”), to purchase all of the outstanding Shares at a purchase price of $39.00 per Share net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offeror’s offer to purchase dated December 10, 2007 (as amended or supplemented from time to time, the “Offer to Purchase”) and in the related letter of transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”). The Offer will remain open for at least 20 business days. The Schedule TO was filed with the Securities and Exchange Commission (the “SEC”) on December 10, 2007.

This Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 2, 2007 (the “Agreement”), by and among Parent, the Company and Utah Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Offeror (“Merger Sub”). Pursuant to the Agreement, if at least a majority of the Company’s Shares are tendered and certain other conditions are met, Offeror will promptly purchase all tendered Shares (the time of acceptance for payment, the “Acceptance Time”). Offeror can then choose to undertake one or more subsequent offering periods of between three and 20 business days in the aggregate in order to acquire additional Shares. If, following the closing of the Offer and the exercise of the Top-Up Option (as described below), Offeror acquires 90 percent or more of the outstanding Shares and certain other conditions are satisfied, it is required to effect a “short form” merger to acquire any remaining outstanding Shares without the requirement of a Stockholder vote. Following the completion of the Offer, the Offeror has an option to purchase from the Company the number of Shares that constitutes the least amount reasonably required for Parent and its subsidiaries to own more than 90 percent of the outstanding Shares (such option, the “Top-Up Option”). The Top-Up Option can only be exercised when the Shares issued pursuant to the Top-Up Option will enable Parent to obtain more than 90 percent of the outstanding Shares, and the number of Shares issued pursuant to the Top-Up Option cannot exceed the total number of authorized but unissued Shares.

Following the completion of the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger. Upon the effective time of the Merger (the “Effective Time”), the Company will become an indirect wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than those held by Offeror or Parent or their subsidiaries or any Stockholders who have perfected their dissenters’ rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest.

You are receiving this Information Statement in connection with the possible appointment of persons designated by Parent to the board of directors of the Company (the “Board”). Such designations are to be made pursuant to the Agreement.

This Information Statement is being mailed to you in accordance with Section 14(f) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 promulgated thereunder. The information set forth herein supplements certain information set forth in the Schedule 14D-9. Please read this Information Statement carefully. You are not, however, required to take any action in connection with the matters set forth herein.

All information contained in this Information Statement concerning Parent, Merger Sub, Offeror and Parent’s director designees has been furnished to the Company by Parent, Merger Sub and Offeror and the Company assumes no responsibility for the accuracy of any such information.

GENERAL INFORMATION

The Shares are the only type of security entitled to vote at a meeting of the stockholders of the Company. Each Share has one vote. As of the close of business on November 30, 2007, there were 52,457,020 Shares issued and outstanding.

DIRECTORS DESIGNATED BY PARENT

Right to Designate Directors

Subject to applicable law, immediately upon payment by Offeror for Shares accepted at the Acceptance Time, and from time to time thereafter as Shares are acquired by Parent or Offeror, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board as will give Offeror representation on the Board that is the same proportion as the percentage of Shares then beneficially owned by Parent with respect to the number of Shares then outstanding. The Company shall take all actions necessary to cause Parent’s designees to be elected or appointed to the Company’s Board, including, subject to applicable law and the Company’s certificate of incorporation, increasing the size of the Board and/or securing the resignations of incumbent directors. Subject to applicable law, the Company shall cause individuals designated by Parent to constitute the same percentage as is on the entire Board to be on (i) each committee of the Board and (ii) subject to applicable law and the Company’s certificate of incorporation, each board of directors and each committee thereof of each Subsidiary (as defined in the Agreement) of the Company. The parties to the Agreement have acknowledged and agreed that, from and after the Acceptance Date, the Company shall be a “controlled company” (within the meaning of the listing requirements of NASDAQ).

Notwithstanding the foregoing, from the Acceptance Time until the Effective Time, the Company shall use its best efforts to cause its Board to always have at least two (2) directors who were directors on December 2, 2007, who are not employed by the Company and who are not affiliates, stockholders or employees of Parent or any of its Subsidiaries, and who are independent directors for purposes of the continued listing requirements of the NASDAQ (the “Continuing Directors”); provided that if the number of Continuing Directors is reduced below two (2) for any reason whatsoever, the remaining Continuing Directors (or Continuing Director, if there is only one remaining) shall be entitled to designate any other person(s), who shall not be an affiliate, stockholder or employee of Parent or any of its subsidiaries, to fill such vacancies and such person(s) will be deemed to be Continuing Director(s). The remaining Continuing Directors must fill such vacancies as soon as practicable and in any event within ten (10) business days, except that if no such Continuing Director is appointed in such time period, Parent will designate such Continuing Director(s). If no Continuing Director then remains, the other directors will designate two (2) persons, who may not be affiliates, stockholders or employees of Parent or any of its subsidiaries to fill such vacancies and such persons shall be deemed to be Continuing Directors.

Notwithstanding anything to the contrary, following the election or appointment of any of Parent’s designees and until the Effective Time, the affirmative vote of a majority of the Continuing Directors is required to (i) amend or terminate the Agreement on behalf of the Company, (ii) extend the time for performance of any obligation of, or action under the Agreement by, Parent or Merger Sub (or Offeror), (iii) exercise, enforce or waive compliance with any of the agreements or conditions contained in the

Agreement for the benefit of the Company, (iv) take any action to seek to enforce any obligations of Parent or Merger Sub (or Offeror) under the Agreement or (v) take any other action by the Company under or in connection with the Agreement or the transactions contemplated hereby. The Continuing Directors have the authority to retain counsel (which may include current counsel to the Company) at the reasonable expense of the Company for the purpose of fulfilling their obligations under the Agreement and have the authority, after the Acceptance Date, to institute any action on behalf of the Company to enforce the performance of the Agreement in accordance with its terms; provided, however, that Parent must receive at least three (3) business days’ prior notice of the commencement of any such action.

Information Concerning Parent’s Nominees to the Board

Parent has informed the Company that promptly following its payment for Shares pursuant to the Offer, Parent will exercise its rights under the Agreement to obtain representation on, and control of, the Board by requesting that the Company provide it with the maximum representation on the Board to which it is entitled under the Agreement. Parent has informed the Company that it will choose its designees to the Board from among the persons identified below. The following table sets forth, with respect to each individual who may be designated by Parent as a designee, the name, age of the individual as of the date hereof, and such individual’s present principal occupation and employment history during the past five years.

Unless otherwise indicated, all designees of Parent to the Board have held the office and principal occupation identified below for not less than five years.

		Current Principal Occupation or Employment:
Name and Address	Age	Material Positions Held During the Past Five Years

Richard L. Gearheard c/o Agrium U.S. Inc. 4582 S. Ulster Street, Suite 1700 Denver, CO 80237	57	Director and President & Chief Executive Officer of Agrium U.S. Inc.; Senior Vice President, and President, Retail Business Unit of Agrium Inc.; President of Utah Acquisition Co. since 2007.
Bruce G. Waterman c/o Agrium Inc. 13131 Lake Fraser Drive S.E. Calgary, AB Canada T2J 7E8	57	Senior Vice President, Finance & Chief Financial Officer of Agrium U.S. Inc.; Senior Vice President, Finance & Chief Financial Officer of Agrium Inc.
Andrew K. Mittag c/o Agrium Inc. 13131 Lake Fraser Drive S.E. Calgary, AB Canada T2J 7E8	47	Senior Vice President, Corporate Development & Strategy of Agrium U.S. Inc.; Senior Vice President, Corporate Development & Strategy of Agrium Inc.; prior to December 2005 Mr. Mittag was President & CFO of Rockland Capital Partners, L.L.C. (private advisory firm), and prior to April 2003 he was Vice President, Corporate Strategy & Development at TXU Corp. (large electric company based in Dallas).
Thomas E. Warner c/o Crop Production Services 2084 Windish Dr. Galesburg, IL 61401	55	Vice President, East Region Operations of Agrium U.S. Inc.; Vice President, Retail East Region of Agrium Inc.; President of Crop Production Services, Inc. (a wholly-owned subsidiary of Agrium Inc.); prior to August 2005 Mr. Warner was Vice President of Crop Production Services, Inc.

Parent has advised the Company that, to the best of its knowledge, none of Parent’s designees to the Board has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or misdemeanors), (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws, (iii) filed a petition under federal bankruptcy laws or any state insolvency laws or has had a receiver appointed to the person’s property, or (iv) been subject to any judgment, decree or final order enjoining the person from engaging in any type of business practice. Other than Bruce G. Waterman, who is a citizen of Canada, all of Parent’s designees are citizens of the United States, and none is related to any other nominee or to any executive officer of the Company.

Parent has advised the Company that, to the best of its knowledge, none of its designees is currently a director of, or holds any position with, the Company or any of its subsidiaries. Parent has advised the Company that, to the best of its knowledge, none of its designees or any of his or her affiliates (i) has a familial relationship with any directors or executive officers of the Company or any of its subsidiaries, or (ii) has been involved in any transactions with the Company or any of its directors, officers or affiliates that are required to be disclosed pursuant to the rules and regulations of the SEC, except as may be disclosed herein.

It is expected that Parent’s designees will assume office as promptly as practicable following the purchase by Parent of Shares pursuant to the Offer, which cannot be earlier than midnight at the end of January 8, 2008, and that, upon assuming office, Parent’s designees will constitute at least a majority of the Board. It is not currently known which of the current directors of the Company will resign. To the extent the Board will consist of persons who are not nominees of Parent, the Board is expected to continue to consist of those persons who are currently directors of the Company who do not resign.

CURRENT BOARD

Our certificate of incorporation and by-laws provide that (i) our Board be divided into three classes of directors: Messrs. Cordell, Miklich and Rickertsen serve as Class I directors with a term expiring at the annual meeting to be held in 2008; Messrs. Birk, Ducey, and Schumann serve as Class II directors with a term expiring at the 2009 Annual Meeting; and Messrs. Gold, and Thompson serve as Class III directors with a term expiring at Annual Meeting to be held in 2010, (ii) vacancies on the Board may be filled only by the Board, and (iii) a director elected to fill a vacancy shall hold office until the next election for the class for which such director shall have been chosen and until such director’s successor is elected and qualified. On June 19, 2007, the board appointed Mr. David R. Birk as a Class II director, filling the vacancy created by the resignation of Mr. Stan Parker. Mr. Parker resigned from our Board on June 7, 2007.

The following table sets forth the names and positions of our current directors, as well as their ages as of the date hereof:

Name	Age	Position

L. Kenneth Cordell	50	President, Chief Executive Officer and Chairman of the Board
David R. Birk	60	Director
Michael E. Ducey	58	Director
Steven Y. Gold	43	Director
Thomas R. Miklich	60	Director
Carl J. Rickertsen	47	Director
William H. Schumann III	57	Director
Scott L. Thompson	48	Director

Set forth below is biographical information for each director.

L. Kenneth Cordell has been the President and a director of the Company since November 24, 2003, became the Chief Executive Officer of United Agri Products, Inc. in December 2003 and of the Company in January 2004 and was elected Chairman of the Board in July 2006. He joined the Company in 2001 and was promoted to President and Chief Operating Officer in February 2002. Prior to joining the Company, Mr. Cordell worked for FMC Agricultural Products Group from 1992 to 2001, serving most recently as Director of the North American Agricultural Products Group. Mr. Cordell also held various positions in the agricultural units of BASF (1989 to 1992) and Rohm & Haas (1979 to 1989).

David R. Birk has been a director of the Company since June 19, 2007. He has served as the Chief Legal Officer for Avnet, Inc. since 1989. Mr. Birk joined Avnet in 1980 and previously held the positions of vice president and general counsel, senior attorney and assistant counsel. He was named a corporate senior vice president in November 1992 and corporate secretary in July 1997. Prior to joining Avnet in 1980, Mr. Birk was a partner in the law firm of Burstein & Marcus in White Plains, New York. Before that he was employed as an associate attorney by the firm of Jacobs Persinger & Parker in New York City.

Michael E. Ducey has been a director of the Company since September 2006. Mr. Ducey is the retired President, Chief Executive Officer and Director of Compass Minerals International, Inc., and remains a consultant for Compass. Prior to joining Compass in April 2002, Mr. Ducey was President and CEO of Borden Chemical. In the 30 years he was with Borden Chemical, Mr. Ducey also held the positions of Chief Operating Officer and Executive Vice President, Director of Sales and Marketing for North American Forest Products and Director of Planning and Commercial Development. Mr. Ducey is currently a member of the Board of Trustees of Otterbein College in Westerville, Ohio.

Steven Y. Gold has been a director of the Company since January 2007. Mr. Gold was the Senior Vice President and Chief Supply Chain Officer of PepsiCo from September 2003 until June 2007. Prior to joining PepsiCo in 2003, Mr. Gold was the Managing Director and Vice President of BearingPoint’s Supply Chain Solutions practice. Mr. Gold is a member of the Adler Planetarium Board of Trustees.

Thomas R. Miklich has been a director of the Company since March 2004. Mr. Miklich was the Chief Financial Officer and a director of Titan Technology Partners, Inc. from October 2005 until January 2007. Mr. Miklich was the Chief Financial Officer of OM Group, Inc. from May 2002 to April 2004. Prior to that time, Mr. Miklich was the Chief Financial Officer and General Counsel of Invacare Corporation. Mr. Miklich is also a director of Quality Distribution, Inc.

Carl J. Rickertsen has been a director of the Company since March 2004. Mr. Rickertsen has been the managing partner of Pine Creek Partners since January 2004. Prior to that time, Mr. Rickertsen was the Chief Operating Officer and a Partner of Thayer Capital Partners and a General Partner at Hancock Park Associates. Mr. Rickertsen is also a director of MicroStrategy Incorporated, and Convera Corporation.

William H. Schumann, III has been a director of the Company since January 2005. He has served as Executive Vice President and Chief Financial Officer of FMC Technologies, Inc. since March 2007, and prior to that, as Senior Vice President and Chief Financial Officer since February 2001. Mr. Schumann joined FMC Corporation (the predecessor of FMC Technologies, Inc.) in 1981 as Director of Pension Investments. He served in a variety of finance and line roles at FMC Corporation, including Director of Investor Relations, Treasurer, General Manager of Agricultural Products, Vice President of Corporate Development, and Senior Vice President and CFO. Mr. Schumann also serves on the board of directors of Great Lakes Advisors, Inc.

Scott L. Thompson has been a director of the Company since March 2007. From February 2002 until January 2005, Mr. Thompson was the Executive Vice President, Chief Financial Officer and Treasurer of Group 1 Automotive, Inc., and served as the Senior Vice President, Chief Financial Officer and Treasurer from 1996 until February 2002. Mr. Thompson also served as President and on the board of directors of various subsidiaries of Group 1 Automotive, Inc. Prior to joining Group 1 Automotive, Mr. Thompson served as Executive Vice President, Operations and Finance for KSA Industries, Inc. Mr. Thompson is a Certified Public Accountant and is currently on the board of directors of Conn’s Inc. and is the non-executive Chairman of Houston Wire and Cable.

Independence of Directors

The Board has determined that Messrs. Ducey, Gold, Miklich, Rickertsen, Schumann, Thompson, and Birk meet the applicable NASDAQ Stock Market listing standards regarding director independence, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment in carrying out the responsibilities of being a director. There are no family relationships among any of our directors or executive officers.

COMMITTEES OF THE BOARD

Our Board currently has an audit committee, a compensation committee, and a nominating and governance committee. All three committees are comprised of independent directors under the applicable listing standards of the NASDAQ Stock Market and the SEC’s rules and regulations. Directors serving on these committees are as follows:

Audit Committee	Compensation Committee	Nominating & Governance

Thomas R. Miklich(1)	William H. Schumann, III(2)	Carl J. Rickertsen(3)
William H. Schumann, III	Michael E. Ducey	Michael E. Ducey
Scott L. Thompson	Carl J. Rickertsen	Steven Y. Gold

(1)	Elected committee chair on April 2, 2004, and determined by our Board to be an “audit committee financial expert” as defined by SEC rules.

(2)	Elected committee chair on May 30, 2007.

(3)	Elected committee chair on June 6, 2007.

Audit Committee.  The principal duties and responsibilities of our audit committee are to:

•	monitor our financial reporting process and internal control system;

•	appoint and replace our Independent Registered Public Accounting Firm from time to time, determine its compensation and other terms of engagement, and oversee its work;

•	oversee the performance of our internal audit function; and

•	oversee our compliance with legal, ethical, and regulatory matters.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee.  The principal duties and responsibilities of the compensation committee are to:

•	provide oversight on the development and implementation of the compensation policies, strategies, plans, and programs for our key employees and outside directors and disclosure relating to these matters;

•	review and approve the compensation of our chief executive officer and the other executive officers of the Company and our subsidiaries; and

•	provide oversight concerning selection of officers, management succession planning, performance of individual executives, and related matters.

Nominating and Governance Committee.  The principal duties and responsibilities of the nominating and governance committee are to:

•	establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of the Board;

•	make recommendations regarding proposals submitted by our stockholders; and

•	make recommendations to our Board regarding board governance matters and practices.

BOARD AND COMMITTEE MEETINGS

The Board has three standing committees: audit committee; compensation committee; and nominating and governance committee. All three committees are comprised of independent directors. The Board held four (4) regularly-scheduled and twelve (12) special meetings during fiscal 2007. The audit committee met ten (10) times during fiscal 2007. The compensation committee met four (4) times during fiscal 2007. The nominating and governance committee met one (1) time during fiscal 2007. The charters for each committee of the Board and our codes of conduct may be viewed at www.uap.com.

DIRECTOR NOMINATION PROCEDURES

As provided in its charter, the nominating and governance committee may select, or make recommendations to the full Board for the selection of, nominees for director. All members of the Company’s nominating and governance committee and, except for Mr. Cordell, all members of our Board are independent (as independence is defined in Rule 4200(a)(15) of the NASDAQ Rules). As required by the NASDAQ Rules, a majority of independent directors approved the selection of each nominee for director named in this Information Statement.

Generally, nominees for director are identified and suggested by the members of the Board or management using their business networks and by an executive search firm engaged by the nominating and governance committee. In recommending and selecting a nominee for director, the nominating and governance committee and the Board consider the following criteria:

1. whether the nominee would be “independent” (as independence is defined in Rule 4200(a)(15) of the NASDAQ Rules), would meet the heightened independence requirements of NASDAQ Rule 4350(d)(2) and SEC Rule 10A-3(b)(1) for service on the Audit Committee, and would not have a relationship, which in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

2. whether the nominee has the personal attributes for successful service on the Board, such as demonstrated character and integrity; experience at a strategy/policy setting level; high-level managerial experience in a relatively complex organization or experience dealing with complex problems; an ability to work effectively with others; and sufficient time to devote to the affairs of the Company;

3. whether the nominee would be considered to have “financial sophistication” as described in applicable NASDAQ Rules, or to be an “audit committee financial expert” as described in SEC regulations;

4. whether the nominee has been the chief executive officer or senior executive of a public company or a leader of a major complex organization, including industry groups or governmental organizations;

5. in recognition of the Company’s diverse supply chain, whether the nominee has supply chain expertise;

6. whether the nominee, by virtue of particular experience, technical expertise or specialized skills, or contacts relevant to the Company’s current or future business, will add specific value as a Board member;

7. whether the nominee possesses such knowledge, experience, skills, expertise, and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company;

8. whether any nominee who is an existing director continues to be suitable for continued service; and

9. whether there are any other factors related to the ability and willingness of a new nominee to serve, or an existing Board member to continue his/her service.

The Board and the nominating and governance committee have not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Rather, the Board and the nominating and governance committee evaluate the mix of skills and experience that the candidate offers, consider how a given candidate meets the Board’s current expectations with respect to each such criterion, and make a determination regarding whether a candidate should be recommended to the stockholders for election as a director.

The Company will consider nominees for director suggested by stockholders who meet the requirements and procedures discussed below and will evaluate any potential nominee using the same standards it uses to evaluate candidates identified by Board members, executive search firms, or management.

The Company’s Amended and Restated Bylaws, adopted on November 17, 2004, establish deadlines and procedures that a stockholder must follow to nominate a director. The Board and the nominating and governance committee have not amended those procedures. A person must be a stockholder of record entitled to vote in the election of directors generally at the meeting on the date that such person gives notice of the nomination for director. The stockholder must give written notice of the nomination, either by personal delivery or by United States mail, postage prepaid, and such notice must be received by the Company’s Secretary at its principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the date on which the prior year’s notice of Annual Meeting was provided. If the Company did not hold an Annual Meeting the previous year, or if the date of the Annual Meeting has been changed to be more than 20 calendar days earlier than or 70 calendar days after that anniversary, then, in order to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not more than 120 calendar days before the actual meeting date nor later than the later of 90 days before the date of such Annual Meeting or the 10th day after the date on which public announcement of such Annual Meeting is first made.

A stockholder’s notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and that such shares have been held for the period required by any applicable law, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholder communications with our directors should be directed to the secretary of the Company, Todd A. Suko, whose address is available on the investor relations section of our website at www.uap.com. Other information contained on our website does not constitute a part of this Information Statement.

REPORT OF THE AUDIT COMMITTEE

The audit committee reviews the Company’s financial reporting process on behalf of our Board. Management is responsible for our internal controls, the financial reporting process, and the preparation of our consolidated financial statements. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the financial statements.

In this context, the audit committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent auditors. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The audit committee meets with management and the independent auditors together and individually, as required, at each meeting. The audit committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented. The committee also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In addition, the audit committee has discussed with the independent auditors, the accountants’ independence from the Company and its management, and has received the written disclosures and letter required by the Independence Standards Board’s Standard No. 1 (Independence Discussion With Audit Committees).

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the fiscal 2007 audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2007, for filing with the SEC.

The audit committee also reviewed and approved three engagement proposals from Deloitte & Touche LLP for audit and review services. The audit committee concluded that Deloitte & Touche LLP’s non-audit services to the Company and its affiliates is compatible with Deloitte & Touche LLP’s independence.

THE AUDIT COMMITTEE

Thomas R. Miklich
William H. Schumann III
Scott L. Thompson

*	The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The compensation committee of the Board (the “Committee”) has responsibility for reviewing, establishing, and monitoring the Company’s executive compensation philosophy and practice.

Throughout this Information Statement, the individuals included in the Summary Compensation Table are referred to as the “named executive officers.”

In fiscal 2008, the Committee initiated a comprehensive review and benchmarking of the Company’s executive compensation strategies and programs. To assist with this process, the Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), a leading executive compensation consulting firm, and sought input from our Chief Executive Officer (“CEO”), and our Executive Vice President of Human Relations and Administration (“EVP of HR”). The results of this review did not affect compensation paid in fiscal 2007, but will impact executive compensation paid in fiscal 2008 and future years. While not all elements of the fiscal 2008 compensation plan have been finalized, a general description of the proposed compensation plan can be found below under the heading “Executive Compensation Plans for Fiscal 2008.”

Philosophy

The Company strives to establish programs that attract, motivate, and retain highly talented executives. The Committee believes that, if compensation programs are designed to reward the achievement of organizational goals and are aligned with stockholder expectations, the Company will be more likely to accomplish those goals and meet or exceed stockholder expectations.

Specifically, the objectives of the Company’s executive compensation programs are to:

•	Offer a total compensation program that is competitive with the compensation levels and practices of peer companies with which the Company may compete for talent;

•	Tie a significant portion of executive compensation to the Company’s financial objectives through performance-based incentive awards;

•	Align the interests of the Company’s executives with the short- and long-term interests of its stockholders through grants of restricted stock units subject to time-based vesting, or other forms of equity awards; and

•	Provide a total compensation program that will attract new talent and retain existing talent.

The allocation of total compensation among base salary, performance-based incentive awards, and restricted stock units is determined at the discretion of the Committee with recommendations and other input from our CEO and our EVP of HR. The goal of the base compensation levels for our executives is to provide a competitive pay package commensurate with the executive’s role and responsibilities. In fiscal 2007, target incentive award amounts for the named executive officers ranged from 32% to 55% of base salary. In fiscal 2008, target bonus awards for the named executive officers range from 55% to 105% of base salary. Incentive award amounts are dependent on the Company achieving or exceeding certain financial goals established by the Committee. Grants of restricted stock units (including those granted as performance-based compensation) in fiscal 2007 ranged from 0% to over 100% of an executive’s base salary.

Elements of Executive Compensation for Fiscal 2007

Our compensation program for fiscal 2007 consisted of three components:

•	Base salary paid in cash;

•	Performance-based incentive awards paid in cash and restricted stock units as follows:

•	If the incentive award is $25,000 or less, the entire award is paid in cash;

•	If the total incentive award exceeds $25,000, a cash payment of $20,000 and an additional cash payment of 50% of any remainder; and

•	A grant of restricted stock units vesting ratably over three years (“Three Year RSUs”) granted under our 2004 Long-Term Incentive Plan (the “2004 LTIP”) equal to 50% of the amount of the incentive award that is in excess of $20,000.

•	Grants of restricted stock units vesting ratably over four years (“Four Year RSUs”) granted under our 2004 LTIP.

No incentive awards were made for fiscal 2007 because the earnings per share targets established by the Committee in consultation with our CEO and EVP of HR were not met.

Base Salary

We provide our named executive officers with a base salary to compensate them for services rendered during the fiscal year. In December 2004, F.W. Cook reviewed our executive compensation and presented their findings to the Committee. Based on the recommendations of F.W. Cook, and the recommendations of our CEO and EVP of HR, the Committee established new base salaries and target bonus amounts for our named executive officers, but did not alter the long-term compensation program due to stock arrangements with our named executive officers existing prior to our public offering in November 2004. F.W. Cook based their recommendations on an analysis of a peer group of companies. The peer group was established by F.W. Cook and consisted of companies of relatively similar size (between one third and three times our market capitalization) in the agriculture, chemical manufacturing, and distribution businesses.

Since the initial study conducted by F.W. Cook in December 2004, the Committee has periodically adjusted the base salaries of some of our named executive officers after considering the recommendations of our CEO and EVP of HR. When adjusting base salaries, the Committee considers the executive’s past results, future potential, scope of responsibilities, and competitive salary practices. In fiscal 2007, the Committee adjusted the salaries of the following named executive officers: Mr. Wilson’s salary was decreased from $325,000 per year to $162,500 per year on January 29, 2007, at which time he ceased to be an executive officer; and Mr. Tretter’s salary was increased from $280,000 per year to $300,000 per year on February 2, 2007.

Performance-Based Incentive Compensation

In fiscal 2007, the Company provided a performance-based incentive compensation program for named executive officers and other key employees based on the Company reaching a target adjusted earnings per share goal (the “Incentive Program”). The earnings per share goal was pre-determined by the Committee at the end of fiscal 2006 based on our financial plan for fiscal 2007 (which was reviewed by the Board). The Committee specified a target adjusted earnings per share goal for fiscal 2007 of $1.45, with a threshold adjusted earnings per share goal of $1.35. After Committee approval, the Incentive Plan was communicated to our named executive officers at the beginning of fiscal 2007. Because the Company’s threshold adjusted earnings per share goal was not achieved in fiscal 2007, no performance-based incentive compensation was awarded for fiscal 2007 performance. The Company and the Committee believe that basing incentive awards on pre-established earnings per share goals motivates management to enhance Stockholder value and rewards strong management performance. If the Company had met its adjusted earnings per share goals with respect to fiscal year 2007, the Committee would have paid a cash incentive award and granted Three Year RSUs under our 2004 LTIP, as described above.

For ease of management and to provide a consistent compensation plan, the Company awards all Three Year RSUs in April of the year following the fiscal year for which the grants are made, if applicable. The Committee believes that paying a portion of the incentive award in Three Year RSUs both rewards and assists in the retention of key employees, including our named executive officers. Three Year RSUs do not include voting rights until they vest and become Shares, but do include rights to receive payments on each unit that are equal to dividends paid on each share of our Shares. The goal of the dividend equivalent payments is to mirror the income generation associated with stock ownership. The Committee believes that providing dividend equivalent payments is competitive and provides the appropriate risk-reward balance for our named executive officers. The granting and vesting of Three Year RSUs does not materially affect the Committee’s decisions regarding future compensation.

Long-Term Stock-Based Incentives

The Committee, in consultation with our CEO and EVP of HR, approves grants of Four Year RSUs to our named executive officers and certain other key employees. Four Year RSUs currently are granted under our 2004 LTIP, and vest ratably over four years. The Committee bases the number of Four Year RSUs granted on, among other things, individual performance, scope of responsibilities, and future potential. Generally, grants of Four Year RSUs are made in April after we have evaluated our performance for the prior fiscal year. The Committee approves grants of Four Year RSUs to our named executive officers and other key employees to reward performance, provide monetary rewards based on the long-term performance of our stock price, and retain and motivate our employees. Additionally, the Company and the Committee believe that Four Year RSUs will tie a substantial element of compensation to the Company’s future performance and provide an overall sense of ownership in the Company. The specific awards granted to the named executive officers in fiscal 2007 under the 2004 LTIP are set forth in the “Grants of Plan Based Awards” Table below.

Four Year RSUs do not include voting rights until they vest and become Shares, but do include rights to receive payments on each unit that are equal to dividends paid on each share of our Shares. The goal of the dividend equivalent payments is to mirror the income generation associated with stock ownership. The Committee believes that providing dividend equivalent payments is competitive and provides the appropriate risk-reward balance for our named executive officers. The granting and vesting of Four Year RSUs does not materially affect the Committee’s decisions regarding future compensation.

Ownership Guidelines

On May 30, 2007, the Committee adopted Share ownership guidelines. Certain executives are expected to acquire and hold our Shares (which does not include restricted stock units) in an amount representing a multiple of base salary determined by the Committee based on recommendations of F.W. Cook. For the CEO, the guideline is four times base salary. For all other named executive officers, the guideline is two times base salary. Beginning with equity awards granted in fiscal 2008, each named executive officer is required to hold 100% of the Shares (net of any shares used to satisfy any tax obligations) acquired upon option exercise or the vesting of restricted stock units until the applicable guideline has been achieved. Once the guideline is achieved, the named executive officer must hold 50% of the Shares (net of any shares used to satisfy any tax obligations) acquired upon option exercise and the vesting of restricted stock units until one year from the date of such acquisition. The Committee believes stock ownership requirements further align the interests of our named executive officers with those of our stockholders.

Retirement Benefits

All employees, including named executive officers, in the United States not covered by a collective bargaining agreement, are automatically enrolled in the Company’s 401(k) retirement savings plan. The Company matches 66 2/3% of the first 6% of eligible salary that is contributed to the plan. Company contributions vest at the rate of 20% per year with 100% vesting attained at five years of service. The Company does not provide the named executive officers with any type of additional retirement benefits not available to all regular full time employees.

Other Compensation

We provide our named executives with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table below, that we believe are reasonable, competitive, and consistent with the company’s overall executive compensation program. These benefits include personal use of the corporate jet, matching contributions under our 401(k) plan at the same rate as all other employees, dividend equivalent payments paid on unvested restricted stock units and, in the case of our CEO, reimbursement of a country club membership.

Deductibility of Executive Compensation/Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. The Company believes that Section 162(m) of the Internal Revenue Code will not limit the Company’s tax deductions for executive compensation for fiscal 2007. The Committee’s policy is to qualify compensation paid to the Company’s executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Committee has the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise. Upon and following adoption of the UAP Holding Corp. 2007 Long-Term Incentive Plan, the Committee will establish performance criteria periodically to qualify for the exception to Section 162(m) for performance-based compensation.

Executive Compensation Plans for 2008

In fiscal 2008, F.W. Cook again assisted the Company in reviewing total compensation for the Company’s named executive officers and other key employees. F.W. Cook provided the Committee with relevant market data and alternatives to consider when making compensation decisions regarding the CEO and the Company’s other executives. The Committee has the right to discuss any executive compensation topic with F.W. Cook without management present.

Beginning in fiscal 2008, the Committee has planned to benchmark each element of total compensation against a tailored peer group of publicly-traded companies. The peer group will be reviewed and updated periodically and will consist of companies against which the Company believes it may compete for talent, stockholder investment, and/or are a similar size and business type category. The peer group companies considered by the Committee include the following:

Airgas, Inc. Central Garden & Pet Co. FMC Corporation Spectrum Brands, Inc. Watsco, Incorporated	The Andersons, Inc. CF Industries Holdings, Inc. Pool Corporation Terra Industries Inc. WESCO International, Inc.	Beacon Roofing Supply, Inc. Chemtura Corporation The Scotts Miracle-Gro Company Tractor Supply Company

The Company is still in the process of revising its compensation plans for our named executive officers. Although the Company has finalized base compensation and performance-based incentive award targets and criteria for fiscal 2008 as described below, it has not yet finalized the long-term incentive compensation plan.

Base salaries for our named executive officers for fiscal 2008 are as follows: Mr. Cordell’s salary is $729,000; Mr. Bullock’s salary is $410,000; Mr. Howard’s salary is $320,000; Mr. McDaniel’s salary is $320,000; Mr. Tretter’s salary is $317,000; and Mr. Wilson’s salary is $162,500.

The performance goals for the fiscal 2008 performance-based incentive awards are:

•	Earnings per share,

•	Return on invested capital, and

•	Business-unit earnings before taxes.

The goals for executives responsible for a business unit differ from those executives with overall corporate responsibility. The named executive officers with corporate responsibilities are Messrs. Cordell, Bullock, and McDaniel. Named executive officers responsible for a business unit are Messrs. Howard and Tretter. (Mr. Wilson no longer serves as a corporate officer.)

	Corporate Executive		Business Unit Executive

60%	Earnings Per Share	40%	Earnings Per Share
40%	Return on Invested Capital	30%	Return on Invested Capital
		30%	Earnings before Taxes

The target incentive awards for our named executive officers range from 55% of base salary to 105% of base salary. Incentive awards are based on a sliding scale based on achieving a minimum threshold of 70% and a maximum of 120% of the applicable performance goals described above. The maximum potential payment equals 200% of the target for achieving the performance goals for each executive.

Percent of Performance Goals Achieved	Percent of Target Bonus Paid

Less than 70%	0%
90%	60%
100%	100%
110%	140%
120%	200%

Performance-based incentive awards earned by our named executive officers in fiscal 2008 will be paid in cash and restricted stock units as described above.

While the Committee did make long-term equity awards in April and June 2007 in the form of Four Year RSUs, granted pursuant to our 2004 LTIP (which awards will be reported on the Company’s 2008 Proxy Statement), the Committee has not yet finalized the structure of our long-term compensation plan for fiscal 2008. The total number of Four Year RSUs granted under the 2004 LTIP after February 25, 2007, to our employees, including our named executive officers, was 844,860. We anticipate granting long-term compensation in the form of:

•	Restricted stock units that vest upon the third anniversary of the grant date if the recipient is employed on that day, and

•	Options with dividend equivalent rights granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant.

Change of Control Agreements

On May 22, 2007, the Company entered into Change of Control Employment Agreements with our executive officers and key employees which are discussed in greater detail under “Change of Control Agreements.”

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.1

THE COMPENSATION COMMITTEE

William H. Schumann, III
Michael E. Ducey
Carl J. Rickertsen

1This refers to the Proxy Statement filed June 26, 2007.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the Chief Financial Officer, the three other most highly compensated executive officers of the Company who served in such capacities as of February 25, 2007, and one former officer whose total compensation paid during fiscal 2007 places him among the three most highly compensated employees other than the Chief Executive Officer and the Chief Financial Officer, for services rendered during the fiscal year that ended on that date (the “named executive officers”).

				Stock	Option	All Other
	Fiscal		Bonus	Awards	Awards	Compensation
Name and Principal Position	Year	Salary ($)	($)	($)(1)	($)(2)	($)(4)	Total ($)

L. Kenneth Cordell	2007	$500,000	—	$61,234	$21,784	$71,252	$654,270
President and Chief Executive Officer
David W. Bullock	2007	$340,000	—	$71,946	$11,882	$16,919	$440,747
Executive Vice President and Chief Financial Officer
Kevin M. Howard	2007	$320,000	—	$139,876	$152	$28,340	$488,368
Executive Vice President, Products Company
David J. Tretter	2007	$280,769	—	$125,273	$6,462	$24,831	$437,335
Executive Vice President, Procurement
Bryan S. Wilson	2007	$312,500	—	$66,030	$11,882	$40,230	$430,642
Former President, Distribution(3)
Kent J. McDaniel	2007	$320,000	—	$65,157	$2,970	$16,134	$404,261
Executive Vice President, Human Resources & Administration

(1)	Amounts shown represent the compensation expense recognized for stock awards in fiscal 2007 for financial statement reporting purposes in accordance with Statement of Financial Standard No. 123(R). Assumptions used in the calculations of these amounts are included in Note 15 of our Annual Report on Form 10-K for the fiscal year ended February 25, 2007.

(2)	Amounts shown reflect the compensation expense recognized for stock option awards in fiscal 2007 for financial reporting purposes in accordance with Statement of Financial Accounting Standard No. 123(R). Assumptions used in the calculations of these amounts are included in Note 15 of our Annual Report on Form 10-K for the fiscal year ended February 25, 2007.

(3)	Mr. Wilson was an executive officer through January 2007.

(4)	Amounts shown are described in All Other Compensation Table below.

FISCAL 2007 ALL OTHER COMPENSATION

			Company	Dividend
		Use of	Contributions	Equivalents
	Fiscal	Aircraft	to Retirement and	Paid on Restricted	Other
Name	Year	($)(1)	401(k) Plans ($)	Stock Units ($)	($)(2)	Total ($)

L. Kenneth Cordell	2007	48,285	8,799	6,556	7,612	71,252
David W. Bullock	2007	—	8,799	8,120	—	16,919
Kevin M. Howard	2007	780	8,799	18,761	—	28,340
David J. Tretter	2007	—	8,830	16,001	—	24,831
Bryan S. Wilson	2007	24,725	8,299	7,206	—	40,230
Kent J. McDaniel	2007	—	8,799	7,335	—	16,134

(1)	The incremental cost to the Company for personal use of Company aircraft is calculated based on the variable operating costs to the Company, including fuel costs, mileage, a portion of ongoing maintenance and repairs, on-board catering, landing and ramp fees, travel expenses for the flight crew, and other miscellaneous items. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of Company aircraft, and the cost of maintenance not related to trips, are excluded.

(2)	Consists of reimbursements for country club membership fees, dues, and related expenses.

FISCAL 2007 GRANTS OF PLAN BASED AWARDS

				All Other
				Stock Awards:
				Number
				of Shares of Stock or	Grant Date Fair
Name	Grant Date		Approval Date	Units (#)	Value of Stock ($)(3)

L. Kenneth Cordell	April 8, 2006	(1)	April 3, 2006	9,325	194,053
	April 8, 2006	(2)	April 3, 2006	2,330	48,487
David W. Bullock	April 8, 2006	(1)	April 3, 2006	5,125	106,651
	April 8, 2006	(2)	April 3, 2006	9,310	193,741
Kevin M. Howard	April 8, 2006	(1)	April 3, 2006	4,900	101,969
	April 8, 2006	(2)	April 3, 2006	8,140	169,393
David J. Tretter	April 8, 2006	(1)	April 3, 2006	7,225	150,352
	April 8, 2006	(2)	April 3, 2006	7,680	159,821
Bryan S. Wilson	April 8, 2006	(1)	April 3, 2006	8,150	169,602
	April 8, 2006	(2)	April 3, 2006	4,660	96,975
Kent J. McDaniel	April 8, 2006	(1)	April 3, 2006	4,900	101,969
	April 8, 2006	(2)	April 3, 2006	8,140	169,393

(1)	These grants of Three Year RSUs were made under the 2004 LTIP and vest ratably over a requisite service period of three years. We did not pay cash incentive awards to our named executive officers for performance in fiscal 2006; however, we granted Three Year RSUs to our named executive officers for reaching financial targets established by the Committee for fiscal 2006. Though the grants were based on our performance in fiscal 2006, they took place in fiscal 2007, and therefore are reported in the Grants of Plan Based Awards table for this fiscal year.

(2)	These grants of Four Year RSUs were made under the 2004 LTIP and vest ratably over a requisite service period of four years.

(3)	The NASDAQ National Market was closed on the grant date (April 8, 2006) and therefore the value of $20.81 per share is based on the closing price on April 7, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Number of	Number of				Number of
	Securities	Securities				Shares or		Market Value
	Underlying	Underlying				Units of Stock		of Shares or
	Unexercised	Unexercised		Option	Option	That Have		Units of Stock
	Options (#)	Options (#)		Exercise	Expiration	Not Vested		That Have Not
Name	‘‘Exercisable”	‘‘Unexercisable”		Price ($)	Date	(#)		Vested ($)(6)

L. Kenneth Cordell	745,225	114,650	(1)	$2.56	11/23/2011	9,325	(4)	245,434
						2,330	(5)	61,326
David W. Bullock	406,486	62,537	(1)	$2.56	11/23/2011	5,125	(4)	134,890
						9,310	(5)	245,039
Kevin M. Howard	3,103	1,172	(1)	$2.56	4/2/2012	14,062	(3)	370,112
						4,900	(4)	128,968
						8,140	(5)	214,245
David J. Tretter	160,656	28,663	(1)	$2.56	11/23/2011	9,375	(3)	246,750
	28,826	7,816	(2)	$2.56	4/2/2012	7,225	(4)	190,162
						7,680	(5)	202,138
						4,660	(5)	122,651
Bryan S. Wilson	357,630	62,537	(1)	$2.56	11/23/2011	8,150	(4)	214,508
Kent J. McDaniel	85,743	15,634	(1)	$2.56	11/23/2011	4,900	(4)	128,968
						8,140	(5)	214,245

(1)	Option awards, granted on November 23, 2003, that vest ratably over five years.

(2)	Option awards, granted on April 2, 2004, that vest ratably over five years.

(3)	Awards are restricted stock units, granted on April 8, 2005, that vest ratably over four years.

(4)	Awards are restricted stock units, granted on April 8, 2006, that vest ratably over three years.

(5)	Awards are restricted stock units, granted on April 8, 2006, that vest ratably over four years.

(6)	Value is based on closing market price of $26.32 per share on February 23, 2007, the last trading day before the end of our fiscal year.

FISCAL 2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value Realized
	Acquired on Exercise	Value Realized on	Acquired on Vesting	on Vesting
Name	(#)(1)	Exercise ($)	(#)(2)	($)(2)

L. Kenneth Cordell	—	—	—	—
David W. Bullock	—	—	—	—
Kevin M. Howard	1,587	31,868	4,688	97,557
David J. Tretter	28,091	602,313	3,125	65,031
Bryan S. Wilson	48,856	981,072	—	—
Kent J. McDaniel	15,878	318,554	—	—

(1)	Exercises relate to options awarded under the 2003 Plan.

(2)	Amounts include shares used for payment of income and employment taxes associated with the vesting of the restricted stock units.

EQUITY COMPENSATION PLAN INFORMATION

During fiscal 2007, the Company maintained four equity compensation plans: the 2004 LTIP, the 2003 Stock Option Plan (the “2003 Plan”), the 2004 Non-Executive Director Stock Option Plan (the “Director Option Plan”), and the Director Deferred Compensation Plan (the “Director DCP”) (awards under the Director

DCP are made under the 2004 LTIP). The 2003 Plan and the Director Option Plan were not required to have been approved and have not been approved by the Company’s stockholders after its initial public offering. If the 2007 LTIP described in Proposal 3 is approved by our stockholders, no further grants will be made under any of these plans (other than the Director DCP (as awards under that plan will instead be made under the 2007 LTIP)). No grants are timed to the publication of material non-public information.

2004 Long-Term Incentive Plan.  Our stockholders approved the 2004 LTIP on November 17, 2004. Subject to the applicable share limits of the 2004 LTIP, the shares available for award grant purposes under the 2004 LTIP generally may be used for any type of award authorized under that plan including options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses, and other forms of awards granted or denominated in Shares or units representing Shares (including, without limitation, grants under the Director DCP). To date, all grants under the 2004 LTIP have been in restricted stock units which automatically convert to Shares upon vesting. The Four Year RSUs and the Three Year RSUs are currently granted pursuant to the 2004 LTIP.

2003 Plan.  Our Board adopted the 2003 Plan in connection with the November 24, 2003, acquisition by the Company of the United States and Canadian agricultural inputs business from ConAgra Foods (the “Acquisition”). The 2003 Plan allows our Board or its compensation committee to grant non-qualified stock options to our directors, employees, and consultants. The exercise price, term, and other terms and conditions of the options are determined by our Board (or compensation committee) at the time of grant of the option. The number and type of securities subject to the option may be adjusted in the event of a stock split or similar event affecting the Company’s Shares. Options granted under the 2003 Plan may not be assigned or transferred, except for transfers upon the optionee’s death.

The following table sets forth, for each of the Company’s equity compensation plans, the number of Shares subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of Shares remaining available for future award grants as of February 25, 2007.

			Number of
			Shares Remaining
			Available for Future
	Number of Shares to		Issuance Under Equity
	be Issued upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Shares Reflected
Plan Category	Outstanding Options	Outstanding Options	in the First Column)

Equity compensation plans approved by stockholders	—	$—	543,377	(1)(2)
Equity compensation plans not approved by stockholders	2,511,278	$2.56	589,487	(3)

Total	2,511,278	$2.56	1,132,864

(1)	Subject to the applicable share limits of the 2004 LTIP, the shares available for award grant purposes under the 2004 LTIP generally may be used for any type of award authorized under that plan including options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses, and other forms of awards granted or denominated in the Company’s Shares or units representing Shares.

(2)	On March 1 of each year during the term of the 2004 LTIP, the total number of shares available for award purposes under the 2004 LTIP will increase by the number of shares equal to the lesser of (1) 1,172,559 shares, (2) one percent (1%) of the total number of our issued and outstanding Shares as of the close of business on the immediately preceding day, or (3) such lesser number of shares as our Board may determine with respect to that particular increase. The aggregate number of shares available for issuance under the 2004 LTIP increased by 511,946 shares on March 1, 2007. The data presented in this table was calculated as of February 25, 2007, and does not reflect the March 1, 2007, share increase, or the grants of Four Year RSUs made on April 8, 2007, or June 8, 2007. After giving effect to the share increase and the grants of Four Year RSUs made after February 25, 2007, the number of shares remaining available for future issuance under the 2004 LTIP as of May 27, 2007, was 219,909.

(3)	Of the aggregate number of shares that remained available for future issuance: 354,970 under the 2003 Plan and 234,517 under the Director Option Plan. Currently, the Company has no plans to issue options under the 2003 Plan or the Director Option Plan.

Non-Qualified Deferred Compensation

In fiscal 2007, our named executive officers participated as selling stockholders in two underwritten public offerings (see “March 2006 Secondary Offering”, and “November 2006 Secondary Offering” under “Certain Relationships and Related Transactions”). In the two public offerings, our named executive officers and certain other executives sold stock pursuant to an effective registration statement on Form S-3. The shares sold by the executives were issued in settlement of deferred shares granted under 2003 Deferred Compensation Plan (the “2003 DCP”) and our 2004 Deferred Compensation Plan (the “2004 DCP”) immediately prior to sale. The 2003 DCP and the 2004 DCP were not required to have been approved and have not been approved by the Company’s stockholders after its initial public offering. We have since terminated the 2003 DCP and the 2004 DCP, which are discussed in greater detail below.

Prior to the two public offerings, the shares of deferred shares granted under the 2003 DCP and the 2004 DCP received dividend equivalents at the same time as dividends were declared on outstanding Shares.

NONQUALIFIED DEFERRED COMPENSATION

				Aggregate	Aggregate
	Executive	Registrant	Aggregate Earnings	Withdrawals/	Balance at
	Contributions	Contributions	in Fiscal 2007	Distributions	2007 Fiscal
Name	in FY 2007	in Fiscal 2007	($)(1)	($)(2)	Year End

L. Kenneth Cordell	—	—	246,978	7,973,607	—
David W. Bullock	—	—	155,404	5,017,164	—
Kevin M. Howard	—	—	11,046	356,605	—
David J. Tretter	—	—	99,350	3,207,450	—
Bryan S. Wilson	—	—	155,404	5,017,164	—
Kent J. McDaniel	—	—	72,989	2,356,377	—

(1)	Consists of the dividend equivalents paid on deferred shares held in the 2003 DCP and 2004 DCP during fiscal year 2007 and the appreciation of such deferred shares from the first day of fiscal 2007 through the date of distribution on March 9, 2006 or November 7, 2006, on which date all remaining deferred share account balances under the 2003 DCP and the 2004 DCP were distributed to participants.

(2)	Includes distributions from the 2003 DCP and 2004 DCP made during both the March 2006 secondary offering and the November 2006 secondary offering as well as the dividend equivalents paid to each respective individual. These amounts are not included in the Summary Compensation Table as they relate to awards granted prior to fiscal 2007.

2003 DCP and 2004 DCP.  Our Board adopted the 2003 DCP and adopted the 2004 DCP on April 2, 2004, for the benefit of certain of our executives and members of management. The 2003 DCP provides for the crediting of deferred shares for each executive who entered into a retention agreement. The 2004 DCP provides for the crediting of deferred shares for each member of management who waived the right to receive a cash bonus for the 2004 fiscal year. Each deferred share represents the right to receive one Share on the applicable payment date, subject to adjustment in the event of a stock split or similar event affecting the Company’s Shares. Deferred shares become payable, upon a termination of the executive’s employment, certain changes in control of the Company, and certain offerings of the Company’s Shares. The plans prohibit the assignment of the deferred shares, except upon an executive’s death. These plans have been terminated and all amounts thereunder have been paid.

On May 22, 2007, the Company, pursuant to authorization of the Committee, entered into change of control employment agreements (the “Change of Control Agreements”) with our executive officers and certain other key employees to encourage such officers and employees dedicate their full attention to the Company in the event of any threatened or pending change of control and to minimize the risks to such officers and employees that may arise in connection with a change of control. All of our executives are at-will employees, subject to the terms and conditions of the Change of Control Agreements. Messrs. Cordell, Bullock, Howard, Tretter, and McDaniel are each party to a Change of Control Agreement.

The Change of Control Agreements provide that if the executive officer’s employment is terminated by the Company without “cause” or by the executive officer for “good reason” (each as defined in the Change of Control Agreements) during the two-year period following a change of control of the Company (as defined in the Change of Control Agreements), subject to his execution and non-revocation of a general release of claims against the Company and its affiliates, the Company will pay the executive officer a lump sum cash payment consisting of:

(i) any unpaid base salary through the date of termination, a pro-rata target bonus for the year of termination, and any accrued vacation pay to the extent not previously paid; and

(ii) the product of (x) 2.0 (for Mr. Cordell) or 1.5 (for Messrs. Bullock, Tretter, Howard, and McDaniel, (collectively, the “Level Two Executives”)), and (y) the sum of the executive officer’s annual base salary and target bonus for the year of termination.

In addition, the executive officers would become entitled to continuation of coverage under the Company’s health care plans at the Company’s sole expense for 18 months following the date of termination.

Mr. Cordell and the Level Two Executives would be eligible for tax gross-up payments in reimbursement for change in control excise taxes imposed on the severance payments and benefits, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise taxes, in which case the payments and benefits will be reduced to the maximum amount so payable.

Each Executive is subject to a one-year post-termination non-solicitation covenant and an ongoing confidentiality covenant.

The following table reflects the value of the accelerated vesting of restricted stock units and unvested stock options held by each of our named executive officers, assuming both a change in control and such named executive officer’s termination of employment either by the Company without cause (including due to death or disability) or by the named executive officer for “good reason” on February 25, 2007, as vesting is only accelerated upon such a termination. The Change in Control Agreements were not in effect on such date, so no severance would have been payable.

EXECUTIVE BENEFITS AND PAYMENTS IN THE EVENT OF CHANGE IN CONTROL

		Accelerated Vesting
	Accelerated Vesting of	of Restricted
Name	Stock Options ($)(1)	Stock Units ($)(2)	Total ($)

L. Kenneth Cordell	2,724,084	306,760	3,030,844
David W. Bullock	1,485,879	379,929	1,865,808
Kevin M. Howard	27,847	713,325	741,172
David J. Tretter	866,741	639,050	1,505,791
Bryan S. Wilson	1,485,879	337,159	1,823,038
Kent J. McDaniel	371,464	343,213	714,677

(1)	Amounts shown assume vesting as of February 25, 2007, at the closing price of $26.32 per share on February 23, 2007, the last trading day before the end of fiscal 2007. Amounts shown are net of the exercise price of $2.56 per share.

(2)	Amounts shown assume vesting as of February 25, 2007, at the closing price of $26.32 per share on February 23, 2007, the last trading day before the end of fiscal 2007.

Director Compensation

For fiscal 2007, compensation for our directors who are not also employed by us was $10,000 per director per quarter and $2,000 per director for attending meetings of the Board in person ($1,000 if by telephone) and $2,000 per director for attending committee meetings of the Board in person ($1,000 if by telephone). For fiscal 2008, directors will be paid $17,000 per director per quarter, with no additional compensation for attending meetings. The chair of our audit committee will receive an additional $2,500 per quarter, and the chair of our compensation committee will receive an additional $1,250 per quarter. There is no additional compensation for the chair of our nominating and governance committee. Additionally, on July 2, 2007, each non-employee director will receive 2,150 restricted stock units that vest immediately upon grant, granted pursuant to the long-term incentive Plan in effect at that time.

Director Option Plan.  Our Board adopted the Director Option Plan on March 8, 2004. The Director Option Plan allows our Board or its compensation committee to grant non-qualified stock options to our non-employee directors. The exercise price, term, and other terms and conditions of the options are determined by our Board (or compensation committee) at the time of grant of the option. The number and type of securities subject to the option may be adjusted in the event of a stock split or similar event affecting the Company’s Shares. Options granted under the Director Option Plan may not be assigned or transferred, except for transfers upon the optionee’s death.

Director DCP.  Our Board adopted the Director DCP on April 29, 2005. The Director DCP allows our non-employee directors to elect to defer payment of all or a portion of their fees and have such amounts credited under the plan in the form of deferred shares. Our Board (or its compensation committee) may also grant our non-employee directors deferred shares under the Director DCP. Each deferred share represents the right to receive one Share on the applicable payment date, subject to adjustment in the event of a stock split or similar event affecting the Company’s Shares. Deferred shares become payable immediately upon a termination of the director’s service. Shares delivered under the Director DCP in respect of an award of deferred shares are charged against the share limits of our 2004 LTIP. The Director DCP prohibits the assignment of the deferred shares, except upon a director’s death.

Our directors who are not employed by us are eligible to participate in our Director DCP. Under the program, an eligible director may elect, in the calendar year prior to which fees are earned, to defer payment of all or a portion of the director’s cash retainer and meeting fees for services on our boards of directors. Deferred amounts are denominated in “stock units” (currently granted under the 2004 LTIP) credited to a deferral account maintained in the name of each participating director under the program. For bookkeeping purposes, each stock unit is deemed to be equivalent to one outstanding Share. Stock units accrue dividend equivalents as we declare dividends on our Shares. Dividend equivalents will be credited in the form of additional stock units. Stock units will be paid in an equal number of shares of our Shares, or cash of equivalent value at the time of payment, upon or promptly following the date the director ceases to be a member of our Board. Directors may elect an earlier distribution due to a severe financial hardship in certain circumstances.

We also may, from time to time, grant equity-based incentives to one or more of our directors under our 2004 LTIP, or, going forward, under the UAP Holding Corp. 2007 Long-Term Incentive Plan (if approved), including deferred stock awards granted in the form of stock units credited under our Director DCP (after which no further awards will be made under the 2004 LTIP). During fiscal 2007, each non-employee director received 2,150 restricted stock units under the 2004 LTIP, which vested immediately upon grant, two of whom were awarded 2,150 restricted stock units under the Director DCP.

Restricted stock units granted under the Director DCP vest immediately upon grant, are distributable to the director on the director’s termination date, and are granted at the direction of the Committee to new directors joining our board to defer taxes payable upon receipt of the restricted stock units. The fair market value of these stock units was determined on the award date.

FISCAL 2007 DIRECTOR COMPENSATION

			Option
	Fees Earned or	Stock Awards	Awards	Total
Name of Director(1)	Paid in Cash ($)	($)(7)	($)(8)	($)

Marc E. Becker(2)	41,000	45,150	—	86,150
Michael E. Ducey(3)	29,000	46,419	—	75,419
Steven Y. Gold(4)	12,000	48,934	—	60,934
Joshua J. Harris(5)	58,000	45,150	—	103,150
Thomas R. Miklich	65,000	45,150	—	110,150
Stan Parker(6)	58,000	45,150	—	103,150
Carl J. Rickertsen	65,000	45,150	—	110,150
William H. Schumann III	65,000	45,150	—

(1)	Mr. Cordell is not shown in this table as he is an employee of the Company. His compensation is shown in the Summary Compensation Table in this Information Statement. Mr. Gold joined the Board in January 2007, Mr. Thompson joined the Board in March 2007, and Mr. Birk joined the Board on June 19, 2007.

(2)	Mr. Becker resigned from the Board in November 2006.

(3)	Mr. Ducey joined the Board in September 2006.

(4)	Mr. Gold joined the Board in January 2007.

(5)	Mr. Harris resigned from the Board in March 2007.

(6)	Mr. Parker resigned from the Board on June 7, 2007.

(7)	All non-employee directors except Mr. Gold and Mr. Ducey received 2,150 restricted stock units under the 2004 LTIP during fiscal 2007 that vested immediately and were automatically converted to Shares. Mr. Gold’s and Mr. Ducey’s restricted share grants were credited to their account under the Director DCP that vested immediately but only become payable upon their termination from the board. All of these awards were outstanding at February 25, 2007. For purposes of FAS 123(R), compensation expense on these restricted stock units is recognized based on the market value of our Shares on the date of the award.

(8)	At February 25, 2007, Mr. Parker and Mr. Miklich each had 58,267 option awards outstanding with an exercise price of $2.56 per share. These option awards were granted prior to fiscal 2007.

BENEFICIAL OWNERSHIP OF THE COMPANY SHARES

The following table sets forth information regarding the beneficial ownership of the Company’s Shares as of September 30, 2007 by (i) each person known to beneficially own more than 5% of the Shares of the Company, (ii) each of the Company’s named executive officers, (iii) each member of the Board of the Company, and (iv) all of the executive officers and members of the Board of the Company as a group.

The amounts and percentages of Shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

	Number of	Percentage
	Shares	of Class

Capital Research & Management Co. (a)	5,710,300	11.0%
Fidelity Management & Research (b)	5,593,235	10.7%
Neuberger Berman LLC (c)	3,066,488	5.9%
Legg Mason Capital Management, Inc. (d)	2,890,125	5.6%
Wellington Management Co, LLP (e)	2,847,300	5.5%
L. Kenneth Cordell	594,017‡	1.1%
David W. Bullock	312,372‡	*
David J. Tretter	185,853‡	*
Carl J. Rickertsen	74,927‡	*
Todd A Suko	46,447‡	*
Kevin M. Howard	40,327‡	*
Dean Williams	37,909‡	*
Thomas R. Miklich	32,927‡	*
Alan Kessock	8,195‡	*
William H. Schumann III	6,800‡	*
Jeffrey L. Rutherford	5,250‡	*
Michael E. Ducey	4,300‡	*
Steven Y. Gold	4,300‡	*
David R. Birk	2,692‡	*
Scott L. Thompson	2,150‡	*
Directors and executive officers as a group, including those named above (15 persons)	1,358,466	2.6%

*	Less than one percent.

‡	Includes stock options, RSUs and deferred equity units which are expected to vest upon the consummation of the Offer.

(a)	Based upon filings made by Capital Research & Management Co. with the Securities and Exchange Commission on or before September 30, 2007. The address of Capital Research & Management Co. is 333 South Hope Street, 55 th Floor, Los Angeles, California 90071.

(b)	Based upon filings made by Fidelity Management & Research with the Securities and Exchange Commission on or before September 30, 2007. The address of Fidelity Management & Research is 82 Devonshire Street, Boston, Massachusetts 02109.

(c)	Based upon filings made by Neuberger Berman LLC with the Securities and Exchange Commission on or before September 30, 2007. The address of Neuberger Berman LLC is 605 Third Avenue, New York, New York 10158.

(d)	Based upon filings made by Legg Mason Capital Management, Inc. with the Securities and Exchange Commission on or before September 30, 2007. The address of Legg Mason Capital Management is 100 Light Street, Baltimore, Maryland 21202.

(e)	Based upon filings made by Wellington Management Co, LLP with the Securities and Exchange Commission on or before September 30, 2007. The address of Wellington Management Co, LLP is 75 State Street, Boston, Massachusetts 02109.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and holders of more than 10% of the Company’s Shares to file with the SEC reports regarding their ownership and changes in ownership of our securities. The Company believes that during fiscal 2006, its directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements except that, due to an administrative oversight, Messrs. Howard, Suko, and Tretter each filed a late Form 4 reporting their forfeiture of restricted stock units to pay withholding tax obligations. The reportable transactions took place April 8, 2006, and were reported on November 8, 2006. In making this statement, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers, and 10% stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is or was an officer or employee of our company. None of our executive officers serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our compensation committee or as a member of our Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Incentive Agreement.  In connection with the offering of shares of UAP common stock in November of 2004, the Company, its equity sponsor, and certain management security holders entered into a management incentive agreement. That agreement includes “piggyback” registration rights. In connection with the Common Stock Offering, each management security holder had the right to sell an aggregate number of Shares with a value (based on the price per share paid to the Company’s equity sponsor for Shares sold to the underwriters, after giving effect to underwriting discounts and commissions) equal to 15% of the sum of:

•	the excess of the value of the Shares underlying such holder’s vested Tranche B options and Tranche C options granted under the 2003 Plan (assuming that such holder’s Tranche B options and Tranche C options are fully vested and based on the price per share paid to the Company’s equity sponsor for Shares sold to the underwriters, after giving effect to underwriting discounts and commissions) over the exercise price of such options; and

•	the value of the Shares in which such holder’s deferred compensation account under our deferred compensation plans is deemed to be invested (based on the price per share paid to the Company’s equity sponsor for Shares sold to the underwriters, after giving effect to underwriting discounts and commissions).

The management incentive agreement prohibits the management security holders from offering to sell, contracting to sell, or otherwise selling, disposing of, loaning, using as collateral, or otherwise pledging, transferring, or granting any interest in or rights with respect to any Shares acquired on the exercise of options granted under the 2003 option plan or the distribution of deferred shares under the 2003 DCP and 2004 DCP, except in connection with the exercise of “piggyback” registration rights and subject to the following additional exceptions:

•	Except as otherwise described below, on and after March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2006 (each such date, a “release date”), each management security holder shall have the right to sell an aggregate number of Shares with a value (based on the price per share paid to the Company’s equity sponsor for Shares sold to the underwriters, after giving effect to underwriting discounts and commissions) equal to 6.25% (calculated as of the date of the Common Stock Offering) of the sum of:

•	the excess of the value of the Shares underlying such holder’s options granted under the 2003 Plan and held by such holder on the date of consummation of the Common Stock Offering (whether or not such options are then vested and based on the price per share paid to the Company’s equity sponsor for Shares sold to the underwriters, after giving effect to underwriting discounts and commissions) over the exercise price of such options; and

•	the value of the Shares in which such holder’s deferred compensation accounts under our deferred compensation plans is deemed to be invested on the date of the consummation of the Common Stock Offering (based on the price per share paid to the Company’s equity sponsor for Shares sold to the underwriters, after giving effect to underwriting discounts and commissions and calculated before giving effect to the distribution of any deferred shares the holder is permitted to sell in connection with the Common Stock Offering).

•	Messrs. Cordell and Bullock are subject to a somewhat more stringent lock-up provision, which provides for an initial release date of June 1, 2007, but allows Messrs. Cordell and Bullock to sell Shares with a value (as described above) equal to 12.5% (as opposed to 6.25%) of the foregoing value on each of the first two release dates.

•	At any time after a release date, in addition to the foregoing, each management security holder will be permitted to sell a number of Shares equal to the number of shares that such management security holder was entitled to, but did not, sell as of such release date.

•	In the event of a management security holder’s death, the beneficiaries of such holder will be permitted to sell all of such holder’s Shares at any time.

•	In the event a (i) management security holder’s employment is terminated for any reason other than “Full Cause” or by the holder with “Good Reason” (as each such term is defined in the management incentive agreement), or (ii) distribution of the Shares in which a holder’s deferred compensation account is deemed to be invested occurs as a result of a successful challenge by the Internal Revenue Service of our existing trust arrangement the holder will be permitted to sell Shares in accordance with the schedule of release dates described above. However, the holder will also be permitted to sell such number of Shares as is necessary for him to generate sufficient proceeds, net of any underwriter’s commissions and discounts, to satisfy any federal and state income tax liabilities incurred with respect to the distribution of deferred shares from our deferred compensation plans or the exercise of the Company stock options in connection with such termination of employment.

•	In the event a management security holder’s employment is terminated for Full Cause or by the holder without Good Reason, the holder will be prohibited from offering to sell, contracting to sell, or otherwise selling, disposing of, loaning, using as collateral, or otherwise pledging, transferring, or granting any interest in or rights with respect to any Shares acquired on the exercise of options granted under the 2003 Plan or the distribution of deferred shares under the 2003 DCP and 2004 DCP (regardless of whether such exercise or such distribution occurs prior to or following such termination of employment) for a period of six years following the date of the termination of employment.

The management incentive agreement also provides that, within two years of the consummation of the Common Stock Offering, the Company must file or cause to be filed, and use commercially reasonable efforts to cause to become and remain effective for so long as any management security holder beneficially owns securities covered by the management incentive agreement, a registration statement on Form S-8, or other appropriate form with respect to the issuance of Shares in connection with the exercises of options granted under our option plans and deferred compensation plans. On April 13, 2006, the Company filed a registration statement on Form S-8 in satisfaction of this obligation.

Pursuant to the management incentive agreement, each of the retention agreements entered into in connection with the Acquisition was terminated. Each management security holder that is party to the management incentive agreement has agreed not to:

•	disclose or use at any time, either during the term of his employment or thereafter, any confidential information about the business of the Company and its subsidiaries of which he is or becomes aware, except to the extent that such disclosure or use is directly related to and required by his performance in good faith of duties assigned to him by the Company and its affiliates or required pursuant to an order of a court of competent jurisdiction;

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, induce or attempt to induce any employee of the Company and its subsidiaries to leave the employ of the Company and its subsidiaries or in any way interfere with the relationship between the Company and its subsidiaries, on the one hand, and any employee thereof, on the other hand;

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, hire any person who was an employee of the Company and its subsidiaries until six months after such individual’s employment relationship with the Company and its subsidiaries has been terminated;

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company and its subsidiaries to cease doing business with the Company and its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation, on the one hand, and the Company and its subsidiaries, on the other hand; or

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business competing with the businesses or the products of the Company and its subsidiaries as such businesses and/or products exist or are in the process of being formed or acquired as of the date of the termination of employment, within the United States, Canada, and any other country in which any product, process, good, or service has been manufactured, provided, sold, or offered or promoted for sale by the Company and its subsidiaries on or prior to the date that he ceases to be employed by the Company and its subsidiaries.

March 2006 Secondary Offering.  On March 6, 2006, we entered into an Underwriting Agreement with the selling stockholders listed therein and Goldman, Sachs & Co. relating to the sale of 9,322,844 shares of the Company’s Shares by certain selling stockholders. The sale of the shares by the selling stockholders was registered pursuant to an effective registration statement on Form S-3, as amended (File No. 333-131080), filed with the SEC under the Securities Act of 1933, as amended. The Company did not receive any proceeds from the offering. The selling stockholders were certain funds affiliated with Apollo Management V, L.P., and current and former employees of the Company. Pursuant to the registration rights agreement entered into with Apollo in November 2003 and the underwriting agreement, the Company agreed to pay expenses of the selling stockholders in the offering, which totaled approximately $545,000, excluding underwriting discounts and commissions that were paid by the selling stockholders, and including legal, accounting, and printing costs and various other fees associated with registering the shares.

November 2006 Secondary Offering.  On November 7, 2006, we entered into an underwriting agreement with the selling stockholders listed therein and Goldman, Sachs & Co. relating to the sale of 9,322,857 shares of the Company’s Shares by the selling stockholders. The sale of the shares by the selling stockholders was registered pursuant to an effective registration statement on Form S-3, as amended (File No. 333-131080), filed with the SEC under the Securities Act of 1933, as amended. The Company did not receive any proceeds from the offering. The selling stockholders were certain funds affiliated with Apollo and current and former employees of the Company. Pursuant to the registration rights agreement entered into with Apollo in November 2003 and the underwriting agreement, the Company agreed to pay expenses of the selling stockholders in the offering, which totaled approximately $150,000, excluding underwriting discounts and commissions that were paid by the selling stockholders, and including legal, accounting, and printing costs and various other fees associated with registering the shares.